Manitowoc Board of Directors Appoints Mark B. Rourke and Randy A. Wood as New Directors

MILWAUKEE, Wis. - The Manitowoc Company, Inc. (NYSE: MTW) (the “Company” or “Manitowoc”), a leading global manufacturer of cranes and lifting solutions, today announced that Mark B. Rourke and Randy A. Wood have been appointed to the Company’s board of directors effective immediately.

Mark Rourke is President and Chief Executive Officer of Schneider National (NYSE: SNDR), a leading transportation and logistics company in North America. Since joining Schneider in 1987, Mr. Rourke has served in a variety of roles with increasing responsibility, including Executive Vice President and Chief Operating Officer and President of Truckload Services. He became CEO in 2019, driving strategic acquisitions and expanding the company’s Dedicated Services. Under his leadership. Schneider successfully transitioned to a publicly traded entity on the New York Stock Exchange in 2017. He holds a Bachelor of Arts degree in Marketing from University of Akron and has attended programs on corporate governance and strategic leadership at Harvard University. Mr. Rourke serves on the board of directors for the Trucking Alliance and the Green Bay Packers.

Randy Wood is President and Chief Executive Officer of Lindsay Corporation (NYSE: LNN). He became CEO in 2021. Mr. Wood joined Lindsay in 2008 and has served in a variety of leadership roles including Chief Operating Officer, President – Irrigation, President – International Irrigation, and Vice President – Americas / ANZ Sales and Marketing. Prior to Lindsay, Mr. Wood served 11 years at Case Corporation / CNH Global in various sales and marketing leadership responsibilities. He holds a Bachelor of Environmental Studies degree from University of Waterloo and Master of Business Administration from University of Colorado and has completed the Global Executive Leadership Program at Yale University and attained the Corporate Director Certificate from Harvard Business School. Mr. Wood serves on the board of directors for Nebraska and Omaha Chambers of Commerce and United Way of the Midlands.

“Mark and Randy are both proven leaders with exceptional operational expertise that will enhance strategic decision-making and governance for Manitowoc. Their demonstrated leadership in complex environments positions them to provide invaluable guidance as we accelerate the achievement of Manitowoc’s long-term growth objectives,” said Kenneth W. Krueger, Chairman of Manitowoc’s Board of Directors.

For more information:

Ion Warner

Senior Vice President

Marketing and Investor Relations

+1 414-760-4805

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. was founded in 1902 and has over a 120-year tradition of providing high-quality, customer-focused products and support services to its markets. Manitowoc is one of the world's leading providers of engineered lifting solutions. Manitowoc, through its wholly-owned subsidiaries, designs, manufactures, markets, and supports comprehensive product lines of mobile hydraulic cranes, lattice-boom crawler cranes, boom trucks, and tower cranes under the Grove, Manitowoc, MGX Equipment Services, National Crane, Potain, Shuttlelift, and Upfits by Aspen Equipment brand names.